Exhibit 4.2

                           Amendment Number One to
           The Savings and Profit Sharing Fund of Sears Employees
                       Restated as of August 14, 1996


         RESOLVED, that the Savings and Profit Sharing Fund of Sears Employees ("the Plan"), restated as of August 14, 1996, be amended in the following particulars, effective as of December 31, 1996:

         1. Add the following sentence at the end of subsection 2.2 of the Plan:

                 "No regular employee of the Sears Tire Group who provides services to Tire America, Inc., NTW Incorporated, Delpar Enterprises, Inc., or Dellinger Tire Company, Inc. shall be eligible to become a participant in the Plan."

         2. Add the following sentence at the end of subsection 2.3 of the Plan:

                 "No part-time regular employee of the Sears Tire Group who provides services to Tire America, Inc., NTW Incorporated, Delpar
Enterprises, Inc. or Dellinger Tire Company, Inc. shall be eligible to become a participant in the Plan."

         3. Delete the period at the end of subsection 1.2, and add the following phrase preceded by a comma:

                 "by action of its Board of Directors, or by an administrative committee duly authorized and appointed by the Board of Directors."

                                           /s/ ARTHUR C. MARTINEZ
                                           Arthur C. Martinez


                                           /s/ ALAN J. LACY
                                           Alan J. Lacy


                                           /s/ ANTHONY J. RUCCI
                                           Anthony J. Rucci


                                           /s/  MICHAEL D. LEVIN
                                           Michael D. Levin

Dated December 16, 1996